Exhibit 99.1

Ross Acquisition Corp II Announces Shareholder Approval of Extension of Deadline to Complete a Business Combination

PALM BEACH, FL, September 15, 2023 — Ross Acquisition Corp II (NYSE:ROSS) (the “Company”) announced today that its shareholders approved amendments to the Company’s Amended and Restated Memorandum and Articles of Association to, amongst other things, extend the date by which the Company must consummate a business combination from September 16, 2023 to March 16, 2024 (such proposal, the “Extension Amendment Proposal”).

In connection with the vote to approve the Extension Amendment Proposal, the holders of 1,339,804 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.74 per share, for an aggregate redemption amount of approximately $14.4 million. Approximately $54.2 million will remain in trust.

About Ross Acquisition Corp II

Ross Acquisition Corp II is a special purpose acquisition company sponsored by Ross Holding Company LLC, an affiliate of Wilbur L. Ross, Stephen J. Toy, and Nadim Z. Qureshi, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. Ross Acquisition Corp II completed its initial public offering in March 2021.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. No representations or warranties, express or implied are given in, or in respect of, this press release. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”).  All subsequent written or oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the SEC on April 6, 2023 and other documents filed with the SEC. The Company does not undertake any obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this press release, except as required by applicable law.

Contact

Wilbur L. Ross, Jr.
(561) 655-2615
wross@rossacquisition2.com